Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 4, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Orchid Cellmark Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Orchid Cellmark Inc. on Form S-3 (File No. 333-60582, effective May 18, 2001, File No. 333-85550, effective April 16, 2002, File No. 333-98825, effective September 9, 2002, File No. 333-105732, effective June 5, 2003, and File No. 333-111892, effective May 27, 2004) and on Form S-8 (File No. 333-53118, effective January 3, 2001, File No. 333-76744, effective January 15, 2007, File No. 333-126227, effective June 29, 2005, and File No. 333-146002, effective September 12, 2007).

/s/ Grant Thornton LLP
New York, New York March 4, 2008